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                                                                      EXHIBIT 9

                             [THOMAS KINKADE LOGO]

                                IVY GATE COTTAGE
               THE STUDIO OF THOMAS KINKADE, PAINTER OF LIGHT(TM)


                                                                 April 10, 2001

Board of Directors
Media Arts Group, Inc.
521 Charcot Avenue
San Jose, CA 95131

Gentlemen:

        I regret to inform you that, in light of current economic uncertainties and the difficult lending environment, I have reluctantly determined to withdraw my proposal to acquire all of the outstanding shares of Media Arts Group. I appreciate the hard work that the Special Committee and its advisors have done over the past several months. Although present circumstances do not permit me to move forward on my proposal, my belief in and commitment to Media Arts Group remains as strong as ever.

                                                  Very truly yours,

                                                  /s/ THOMAS KINKADE
                                                  ------------------------------
                                                      Thomas Kinkade







            P.O. Box 111177    o    CAMPBELL, CALIFORNIA 95011-1177